                                                                        ZADM0002

                                                                    EXHIBIT 4(h)


--------------------------------------------------------------------------------

                             POLICY NUMBER:  ZADM0002
                             OWNER:          JOHN DOE
--------------------------------------------------------------------------------

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                LANSING, MICHIGAN

      ADMINISTRATIVE OFFICE: 6201 POWERS FERRY ROAD, N.W. ATLANTA, GA 30339
             MAILING ADDRESS: P.O. BOX 105662 ATLANTA, GA 30348-5662

If You (the Owner) have any questions or complaints about this Policy, You may call Us toll free at 1-800-905-1959.

We, Canada Life Insurance Company of America, are pleased to issue this Policy to You.

We agree to pay the proceeds as described in this Policy, subject to its provisions.

PLEASE READ THIS POLICY CAREFULLY, SINCE IT IS A LEGAL CONTRACT BETWEEN YOU AND US.

THE DOLLAR AMOUNTS OF ACCUMULATION BENEFITS AND VALUES OF THIS POLICY PROVIDED BY THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIOS OF THE FUNDS IN WHICH YOUR ELECTED SUB-ACCOUNTS ARE INVESTED, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM AMOUNT OF POLICY VALUE IS GUARANTEED, EXCEPT FOR ANY AMOUNTS IN THE FIXED ACCOUNT.

REGARDING THE FIXED ACCOUNT, AMOUNTS TRANSFERRED, WITHDRAWN OR SURRENDERED UNDER THIS POLICY FROM A GUARANTEED INTEREST ACCOUNT WITH A SPECIFIED DURATION GREATER THAN ONE YEAR, MAY INCREASE OR DECREASE IN ACCORDANCE WITH A MARKET VALUE ADJUSTMENT APPLICABLE TO THE GUARANTEED INTEREST PERIOD TERM SPECIFIED, SUBJECT TO THE MINIMUM VALUES DEFINED IN THIS POLICY.

TEN DAY RIGHT TO EXAMINE POLICY

YOU HAVE TEN DAYS AFTER YOU RECEIVE THIS POLICY TO DECIDE IF IT MEETS YOUR NEEDS. IF IT DOES NOT, YOU MAY RETURN IT TO OUR ADMINISTRATIVE OFFICE OR TO THE AGENT FROM WHOM YOU BOUGHT IT. WE SHALL CANCEL THE POLICY AND PROMPTLY REFUND THE POLICY VALUE, PLUS ANY FEES AND OR CHARGES THAT WERE DEDUCTED FROM THAT POLICY VALUE, LESS ANY BONUS CREDIT AND LESS ANY PARTIAL WITHDRAWALS. IF THE POLICY VALUE HAS DECREASED DURING THE RIGHT TO EXAMINE PERIOD, THE REFUND ALSO WILL INCLUDE ANY INVESTMENT LOSS AND ANY CHARGES ATTRIBUTABLE TO A BONUS CREDIT. THE POLICY WILL BE VOID FROM THE POLICY DATE. IF REPLACEMENT IS INVOLVED, THE TEN DAY PERIOD WILL BE EXTENDED TO TWENTY DAYS.


        [SIG]                                           [SIG]

      Secretary                                       President


                                VARIFUND PLUS(R)
                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        Flexible premium as stated in the Additional Premium Provision.
 Accumulation benefits and values are variable, except for amounts in the Fixed
                                    Account.
  Guaranteed Interest Accounts in the Fixed Account may be subject to a Market
                               Value Adjustment.
       After the Annuity Date, payment options are on a guaranteed basis.
 Death Benefit is payable upon death of the Last Surviving Annuitant before the
                                 Annuity Date.
                Non-participating - Not eligible for dividends.

                                TABLE OF CONTENTS

POLICY DETAILS                                                                                      3

DEFINITIONS                                                                                         4

GENERAL PROVISIONS                                                                                  6

   ANNUITY DATE                                                                                     6

   ASSIGNMENT                                                                                       6

   BENEFICIARY                                                                                      6

   CONFORMITY WITH LAWS                                                                             6

   CONSTRUCTION OF TERMS                                                                            6

   CONTRACT                                                                                         7

   CURRENCY                                                                                         7

   INCONTESTABILITY                                                                                 7

   MODIFICATION                                                                                     7

   NON-PARTICIPATION                                                                                7

   NOTIFICATION OF DEATH                                                                            7

   OUR CONSENT                                                                                      7

   OWNER                                                                                            8

   PERIODIC REPORTS                                                                                 8

   PLACE OF PAYMENT                                                                                 8

   TERMINATION                                                                                      8

   WRITTEN NOTICE                                                                                   9

PREMIUM                                                                                             9

   INITIAL PREMIUM                                                                                  9

   ADDITIONAL PREMIUM                                                                               9

   PREMIUM PAYMENT ALLOCATION                                                                       9

THE VARIABLE ACCOUNT                                                                               10

   VARIABLE ACCOUNT                                                                                10

   SUB-ACCOUNTS                                                                                    10

   UNITS                                                                                           10

   UNIT VALUE                                                                                      11

   NET INVESTMENT FACTOR                                                                           11

   RESERVED RIGHTS                                                                                 11

   CHANGE IN INVESTMENT POLICY                                                                     12



                                                                         Page 2A

                                                                        ZADM0002


THE FIXED ACCOUNT                                                                                  12

   FIXED ACCOUNT                                                                                   12

   MARKET VALUE ADJUSTMENT                                                                         13

POLICY VALUES                                                                                      14

   POLICY VALUE                                                                                    14

   VARIABLE ACCOUNT VALUE                                                                          14

   FIXED ACCOUNT VALUE                                                                             15

   CASH SURRENDER VALUE                                                                            15

   PARTIAL WITHDRAWALS                                                                             15

   SURRENDER CHARGE                                                                                16

   WAIVER OF SURRENDER CHARGE                                                                      16

   MORTALITY AND EXPENSE RISK CHARGE                                                               17

   DAILY ADMINISTRATION FEE                                                                        17

   BASIS OF VALUES                                                                                 17

TRANSFERS                                                                                          17

   TRANSFER PRIVILEGE                                                                              17

   TRANSFER PROCESSING FEE                                                                         18

PAYMENT OF PROCEEDS                                                                                18

   PROCEEDS                                                                                        18

   PROCEEDS ON ANNUITY DATE                                                                        19

   PROCEEDS ON SURRENDER                                                                           19

   PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT BEFORE ANNUITY
   DATE (THE DEATH BENEFIT)                                                                        19

   PROCEEDS ON DEATH OF ANY OWNER                                                                  20

   INTEREST ON PROCEEDS                                                                            20

   POSTPONEMENT OF PAYMENT                                                                         20

PAYMENT OPTIONS                                                                                    21

   ELECTION OF PAYMENT OPTIONS                                                                     21

   AGE AND SURVIVAL OF PAYEE                                                                       22

   MISSTATEMENT OF AGE OR SEX                                                                      22

TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS                                                  23

                                 POLICY DETAILS


                        POLICY NUMBER   ZADM0002

                            ANNUITANT   JOHN DOE

                      JOINT ANNUITANT   None

                       ANNUITANT AGE*   35

                 JOINT ANNUITANT AGE*   N/A

                        ANNUITANT SEX   Male

                  JOINT ANNUITANT SEX   N/A

                          POLICY DATE   OCTOBER 1, 2001

                         ANNUITY DATE   OCTOBER 1, 2041

                                OWNER   JOHN DOE

                          JOINT OWNER   None

                           OWNER AGE*   35

                     JOINT OWNER AGE*   N/A

                      INITIAL PREMIUM   $25,000

             ANNUALIZED MORTALITY AND
                       EXPENSE CHARGE    1.40%

             ANNUALIZED RATE OF DAILY
                   ADMINISTRATIVE FEE   0.15%


*  Age is at the date Your application is received at the Administrative Office.

                THE POLICY DATE OF THIS POLICY IS OCTOBER 1, 2001

                                   DEFINITIONS
--------------------------------------------------------------------------------
ACCUMULATION PERIOD: The period that begins on the Policy Date and ends on the earliest of the Annuity Date, the date the Cash Surrender Value is paid, or the date any proceeds are paid upon death of the Owner or the Last Surviving Annuitant.

ANNUITANT(s): As shown on the Policy Details page, any natural person(s) whose life is used to determine the duration of any payments made under a payment option involving a life contingency. The term Annuitant(s) also includes any Joint Annuitant(s), a term used solely to refer to more than one Annuitant. There is no other distinction between the terms Annuitant(s) and Joint Annuitant(s). A Joint Annuitant is not allowed under a Qualified Policy and any designation of a Joint Annuitant under a Qualified Policy will be of no effect.

ANNUITIZATION BONUS: On the Annuity Date, We will credit one percent of Your Cash Surrender Value to the amount You annuitize.

ANNUITY DATE: The date when the proceeds will be paid under an annuity payment option or the first day of the month after any Annuitant reaches age 100, whichever occurs first. The Annuity Date is shown on the Policy Details page unless later changed,

BENEFICIARY(IES): The person(s) You name in the application to receive any proceeds payable on Your death or on the death of the Last Surviving Annuitant during the Accumulation Period.

BONUS CREDIT: We will add a Bonus Credit to the initial premium You pay into this Policy. This Bonus Credit will not apply to additional Premium Payments. If Joint Annuitants are named in the application We will use the age of the older Annuitant to determine the amount of the Bonus Credit.

CASH SURRENDER VALUE: The Policy Value less any applicable Surrender Charge and premium taxes due, and adjusted for any Market Value Adjustment.

CODE: The Internal Revenue Code of 1986, as amended.

CONTINGENT BENEFICIARY(IES): The person(s) You name in the application to receive any proceeds payable in the event no primary Beneficiary(ies) is/are alive on the date of death of the Last Surviving Annuitant.

DUE PROOF OF DEATH: Proof of death that is satisfactory to Us. Such proof may consist of: 1) a certified copy of the death certificate; or 2) a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

FIXED ACCOUNT: Part of Our general account that is divided into sections called Guaranteed Interest Accounts. We credit a Guaranteed Interest Rate for a specified duration to amounts in the Guaranteed Interest Accounts. This account does not participate in the investment performance of the Variable Account Sub-accounts.

GUARANTEED INTEREST PERIOD: A specific number of years for which We agree to credit a particular effective annual rate of interest to amounts allocated to a Guaranteed Interest Account.

GUARANTEED INTEREST RATE: The applicable effective annual rate of interest that We will credit to amounts in the Guaranteed Interest Account. The Guaranteed Interest Rate will be at least three percent per year.

LAST SURVIVING ANNUITANT(s): The Annuitant(s) or Joint Annuitant(s) that survives the other. Any reference to "Annuitant(s)" includes "Last Surviving Annuitant(s)", where applicable.

                                                                        ZADM0002


MARKET VALUE ADJUSTMENT: A positive or negative adjustment We will apply if You surrender, withdraw, transfer any portion of, or annuitize, Your Policy Value held in a Guaranteed Interest Account before the end of its Guaranteed Interest Period.

NONQUALIFIED POLICY: A Policy that is not a "qualified" Policy under the, Code.

OWNER(s): As shown on the Policy Details page, the individual(s), trust(s), corporation(s), or any other entity(ies) entitled to exercise ownership rights and privileges under the Policy. The term Owner(s) also includes any Joint Owner(s), a term used solely for the purpose of referring to more than one Owner. There is no other distinction between the terms Owner(s) and Joint Owner(s).

PERSISTENCY BONUS: We will credit a Persistency Bonus on the "Persistency Bonus Crediting Date "The Persistency Bonus will equal 0.25% of Your Policy Value on the applicable Persistency Bonus Crediting Date. We will credit the amount of the Persistency Bonus pro rata to whatever Sub-accounts and Guaranteed Interest Accounts You are invested in on the Persistency Bonus Crediting Date.

PERSISTENCY BONUS CREDITING DATE: The sixth Policy Month after a Policy Anniversary, beginning with the eighth Policy Anniversary and continuing each year on the same date until the Annuity Date.

POLICY: This Flexible Premium Variable Deferred Annuity contract.

POLICY VALUE: The sum of the amounts You have accumulated under the Policy in the Variable Account and in the Fixed Account.

POLICY DATE: As shown on the Policy Details page, the date this Policy goes into effect.

POLICY YEARS, MONTHS, and ANNIVERSARIES: Starts on the same month and day as the Policy Date.

PREMIUM PAYMENT: The premium(s) paid less any applicable premium tax deducted in the year the premium is paid.

QUALIFIED POLICY: A Policy issued in connection with plans that receive special federal income tax treatment under sections 401, 403(a), 403(b), 408, 408A, or 457 of the Code.

SUB-ACCOUNT: A division of the Variable Account for which accumulation units are separately maintained. Each Sub-account invests exclusively in shares of a single portfolio of a fund.

UNIT: A measurement We use to calculate Sub-account value before the Annuity
Date.

VALUATION DAY (OR BUSINESS DAY): Each day the New York Stock Exchange is open for trading. We are open for business on each Valuation Day.

VALUATION PERIOD: The period beginning at the close of business on a Valuation Day and ending at the close of business on the next succeeding Valuation Day. The close of business is when the New York Stock Exchange closes (usually at 4:00 P.M. Eastern Time).

VARIABLE ACCOUNT: Canada Life of America Variable Annuity Account 1, a separate investment account established to receive and invest Premium Payments not allocated to the Fixed Account. Assets in the Variable Account are not part of Our general account. The Variable Account is divided into Sub-accounts, each of which invests in shares of a single portfolio of a fund.

                                                                        ZADM0002


"We", "Our" and "Us" means Canada Life Insurance Company of America.

"You" and "Your" means the Owner(s) of the policy.


                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ANNUITY DATE

You may annuitize at any time, and may change the Annuity Date, subject to these limitations:

    1. We must receive Your Written Notice at Our Administrative Office at least 30 days before the current Annuity Date;
    2. The requested Annuity Date must be a date that is at least 30 days after We receive Your Written Notice; and
    3. The requested Annuity Date can be no later than the first day of the month following the Annuitant's 100th birthday. If there are Joint Annuitants, the requested Annuity Date can be no later than the first day of the month following the oldest Annuitant's 100th birthday.

ASSIGNMENT

You may assign a Nonqualified Policy or an interest in it at any time before the Annuity Date and during any Annuitant's lifetime. Your rights and the rights of any Beneficiary will be affected by an assignment. An assignment must be in a Written Notice acceptable to Us. It will not be binding on Us until We receive and file it at Our Administrative Office. We are not responsible for the validity of any assignment. An assignment of a Nonqualified Policy may result in certain tax consequences to You.

BENEFICIARY

We will pay the Beneficiary any proceeds payable on Your death or the death of the Last Surviving Annuitant. During any Annuitant's lifetime and before the Annuity Date, You may name and change one or more beneficiaries by giving Us Written Notice. However, We will require Written Notice from any irrevocable Beneficiary or assignee specifying their consent to the change.

We will pay the proceeds under the Beneficiary appointment in effect at the date of death. If You have not designated otherwise in Your appointment, the proceeds will be paid to the surviving Beneficiary(ies) in equal shares. If no Beneficiary is living when You or the Last Surviving Annuitant dies, or if none has been appointed, the proceeds will be paid to You or Your estate.

CONFORMITY WITH LAWS

To the extent this Policy conflicts with any applicable federal or state law, rules or regulations, or the requirements of the Internal Revenue Service concerning distributions on death, this Policy shall be deemed to conform with said law, regulation or ruling and administrated accordingly.

CONSTRUCTION OF TERMS

Singular terms shall be construed to include the plural.

                                                                        ZADM0002


CONTRACT

We have issued this Policy in consideration of Your application and Your payment of the initial premium. The entire contract is made up of this Policy, which includes the Policy Details Page, the attached copy of the application, and any riders and endorsements. We rely on all statements made in the application. The statements made in the application are deemed representations and not warranties. Neither You nor We can use any statement in defense to a claim or to void this Policy unless it is contained in the application and a copy of the application is attached to the Policy at issue.

Only an authorized Officer of Our Company may modify this Policy or waive any of Our rights or requirements. Any change in this Policy must be in writing. The change must bear the signature, or a reproduction of the signature, of one or more of the officers.

CURRENCY

All amounts payable under the Policy will be paid in United States currency.

INCONTESTABILITY

We will not contest this Policy after it has been in force during any Annuitant's lifetime for two years from the Date of Issue.

MODIFICATION

Upon notice to You, We may modify the Policy, but only if such modification:

    1. is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which We are subject; or
    2. is necessary to assure continued qualification of the Policy under the Code or other federal or state laws relating to retirement annuities or variable annuity policies.

In the event of any such modification, We may make any appropriate endorsement to the Policy.

NON-PARTICIPATION

The Policy is not eligible for dividends and will not participate in Our divisible surplus.

NOTIFICATION OF DEATH

The death of the Last Surviving Annuitant or any Owner, whichever occurs first, must be reported to Us immediately, and We will require Due Proof of Death. We will pay the proceeds based upon the date We receive the Due Proof of Death, payment instructions and the applicable tax identification information of the person(s) or entity(ies) receiving the proceeds. In the case of death after the Annuity Date, We are entitled to immediately recover, and are not responsible for, any mispayments made because of a failure to notify Us of any such death.

OUR CONSENT

If Our consent is required, it must be given in writing. It must bear the signature, or a reproduction of the signature, of an authorized officer of Our Company.

                                                                        ZADM0002


OWNER

During any Annuitant's lifetime and before the Annuity Date, You have all of the ownership rights and privileges granted by the Policy. If You appoint an irrevocable Beneficiary or assignee, then Your rights will be subject to those of that Beneficiary or assignee.

During any Annuitant's lifetime and before the Annuity Date, You may also name, change or revoke an Owner, Beneficiary, Payee, or Annuitant by giving Us Written Notice. Any change of Owner or Annuitant must be approved by Us.

A change of any Owner may result in resetting the Death Benefit to an amount equal to the Policy Value as of the date of the change.

With respect to Qualified Policies generally, however:

    1.  the Policy may not be assigned (other than to Us);
    2.  Joint ownership is not permitted; and
    3.  the Owner must be the Annuitant.

PERIODIC REPORTS

We will mail You, without charge, a report showing the following items about Your Policy:

    1. the number of Units credited to the Policy and the dollar value of a Unit;
    2.  the Policy Value;
    3.  any premiums paid, withdrawals, and charges made since the last report;
        and
    4.  any other information required by law.

The information in the report will be as of a date not more than two months before the date of the mailing. We will mail the report to You:

    1.  at least annually, or more often as required by law; and
    2.  to Your last address known to Us.

PLACE OF PAYMENT

All amounts payable to Us will be payable at Our Administrative Office.

TERMINATION

We may pay You the Cash Surrender Value and terminate the Policy before the Annuity Date if You have not paid any premiums for at least two years; and the Policy Value is less than $5,000.

We will mail You a notice of Our intention to terminate the Policy at least six months in advance. The Policy will automatically terminate on the date specified in the notice unless We receive an additional premium before such date. This additional premium must be at least the minimum amount specified in the "Additional Premium" provision.

                                                                        ZADM0002


WRITTEN NOTICE

Written Notice must be signed and dated by You. It must be of a form and content acceptable to Us. Your Written Notice will not be effective until We receive and file it. However, any change provided in Your Written Notice will be effective as of the date You signed the Written Notice:

    1. subject to any payments or other actions We take prior to receiving and filing Your Written Notice; and
    2. whether or not You or the Last Surviving Annuitant is alive when We receive and file Your Written Notice.

                                     PREMIUM
--------------------------------------------------------------------------------

INITIAL PREMIUM

The initial premium is payable on or before the Effective Date.

BONUS CREDIT

On the Policy Date We will credit an additional amount to Your Policy. This additional amount will be equal to a percentage of the Initial Premium paid. The percentage applied is based upon the age of the oldest Annuitant as of the Policy Date and is as follows: 4% ages 0-65, 3% ages 66-70 and 2% ages 71-80.

ADDITIONAL PREMIUM

You may make additional Premium Payments at any time during any Annuitant's lifetime and before the Annuity Date. Our prior approval is required before We will accept an additional premium that, together with the total of other premiums paid, would exceed $1,000,000. We will apply any additional Premium Payment as of the day it is received at Our Administrative Office. The Bonus Credit will not apply to additional premiums.

The following chart outlines the minimum additional premium We will accept.

                                                                                                MINIMUM ADDITIONAL
        TYPE OF POLICY                                                                            PREMIUM ACCEPTED
Policy is an IRA........................................................................................$1,000
Policy is not an IRA....................................................................................$1,000
Policy is IRA and a PAC agreement* for additional premiums has been submitted...........................$  100
Policy is not an IRA and a PAC agreement for additional premiums has been submitted.....................$  100

* Pre-authorized check agreement plan.

PREMIUM PAYMENT ALLOCATION

You elected on Your application how You want Your initial Premium Payment, including any Bonus Credit and less any applicable taxes, to be allocated among the Sub-accounts, and the Guaranteed Interest Accounts. Any additional Premium Payment will be allocated in the same manner unless We have received Your Written Notice to change the allocation. The total allocation must equal 100%.

We cannot guarantee that a Sub-account or shares of a portfolio will always be available. If You request that all or part of a premium be allocated to a Sub-account or underlying portfolio that is not available, We will immediately return that portion of the premium to You, unless You specify otherwise.

                                                                        ZADM0002


                              THE VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT

We established the Canada Life of America Variable Annuity Account 1 (the Variable Account) as a separate investment account on July 22, 1988, under Michigan law. Although We own the assets in the Variable Account, these assets are held separately from Our other assets and are not part of Our general account. The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities of the Variable Account will not be charged with liabilities that arise from any other business that We conduct. We have the right to transfer to Our general account any assets of the Variable Account that exceed such reserves and other liabilities.

The Variable Account is registered with the Securities and Exchange Commission (the SEC) as a unit investment trust under the Investment Company Act of 1940 (the 1940 Act) and meets the definition of a "separate account" under the federal securities laws. However, the SEC does not supervise the management, investment policies or practices of the Variable Account.

SUB-ACCOUNTS

The Variable Account consists of the Sub-accounts shown in the current prospectus You received. Each Sub-account invests in shares of portfolios of various funds offered as investment choices (Funds). Shares of a portfolio are purchased and redeemed for a Sub-account at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a portfolio will be reinvested in additional shares of that portfolio at its net asset value.

The income, gains or losses, whether or not realized, from the assets in each Variable Sub-account are credited to or charged against that Variable Sub-account without regard to Our other income, gains or losses in the other Sub-accounts or Our other income, gains or losses.

The dollar amounts of accumulation values and benefits of this Policy provided by the Variable Account depend on the investment performance of the portfolios of the Funds in which You are invested. We do not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts applied to the elected Sub-accounts.

UNITS

We credit Premium Payments in the form of Units. The number of Units credited to the Policy for each Sub-account is (a) divided by (b), where:

    a)  is the Premium Payment allocated to that Sub-account; and
    b) is the Unit Value for that Sub-account at the end of the Valuation Period during which We receive the premium.

We will credit Units for the initial Premium Payment on the Policy Date. We will adjust the Units for any transfers in or out of a Sub-account, including any transfer fee.

We will cancel the appropriate number of Units based on the Unit Value at the end of the Valuation Period in which any of the following occurs:

    1. the date We receive and file Your Written Notice for a partial withdrawal or surrender;
    2.  the Annuity Date; or
    3. the date We receive Due Proof of Your death (or the Last Surviving Annuitant's death, whichever occurs first) and payment instructions from the Beneficiary(ies).

                                                                        ZADM0002


UNIT VALUE

The Unit Value for each Sub-account's first Valuation Period is generally set at $10. After that, the Unit Value is determined by multiplying the Unit Value at the end of the immediately preceding Valuation Period by the Net Investment Factor (reflecting Sub-account charges) for the current Valuation Period.

The Unit Value for a Valuation Period applies to each day in that period. The Unit Value may increase or decrease from one Valuation Period to the next.

NET INVESTMENT FACTOR

The Net Investment Factor is an index that measures the investment performance of a Sub-account from one Valuation Period to the next. Each Sub-account has a Net Investment Factor, which may be greater than or less than 1.

The Net Investment Factor for each Sub-account for a Valuation Period equals 1 plus (or minus) the rate of return earned by the portfolio in which the Sub-account invests, adjusted for taxes charged or credited to the Sub-account, the mortality and expense risk charge, and the daily administration fee. The annualized rate of the daily mortality and expense risk charge and daily administration fee is shown on the Policy Details page.

The rate of return of the relevant portfolio is equal to the fraction obtained by dividing (a) by (b) where:

    (a) is the next investment income and net gains, realized and unrealized, credited during the current valuation period; and
    (b) is the value of the net assets of the relevant series at the end of the preceding valuation period, adjusted for the net capital transactions and dividends declared during the current valuation period.

RESERVED RIGHTS

We reserve the right to substitute shares of another portfolio of the Funds or shares of another registered open-end investment company if, in Our judgment, investment in shares of a current portfolio(s) is no longer appropriate. We also may add, delete or substitute shares of another portfolio of the Funds or shares of another registered open-end investment company only for certain classes of Owners. These decisions will be based on reasons such as a change in investment objective, a change in the tax laws, or the shares are no longer available for investment. We will first obtain SEC and/or any applicable state approval, if such approval is required by law.

When permitted by law, We also reserve the right to:

    1.  create new Variable accounts;
    2.  combine Variable accounts;
    3. remove, combine or add Sub-accounts and make the new Sub-accounts available to Owners at Our discretion;
    4. add new portfolios of the Funds or of other registered investment companies;
    5. deregister the Variable Account under the 1940 Act if registration is no longer required;
    6.  make any changes required by the 1940 Act; and
    7. operate the Variable Account as a managed investment company under the 1940 Act or any other form permitted by law;
    8. substitute shares of another portfolio of the fund or shares of another registered open end investment company or any other reserved rights as detailed in the prospectus.

If a change is made, We will send You a revised prospectus and any notice required by law.

                                                                        ZADM0002


CHANGE IN INVESTMENT POLICY

The investment objective of a Sub-account may not be changed unless the change is approved, if required, by the Michigan Insurance Bureau. A statement of such approval will be filed, if required, with the insurance department of the state in which the Policy is delivered.

                                THE FIXED ACCOUNT
--------------------------------------------------------------------------------

FIXED ACCOUNT

The Fixed Account is part of Our general account. We assume the risk of investment gain or loss on the Fixed Account. All assets in the general account are subject to Our general liabilities from business operations. The Fixed Account does not participate in the investment performance of the Variable Account.

The Fixed Account provides values and benefits based only upon the amounts allocated to the Fixed Account, the Guaranteed Interest Rate credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Policy.

GUARANTEED INTEREST ACCOUNTS

You may allocate some or all of Your Premium Payments (including any Bonus Credit or Persistency Bonus amounts) to, and make transfers from the Sub-accounts into, the Guaranteed Interest Accounts of the Fixed Account. Amounts in the Guaranteed Interest Account will earn interest at a Guaranteed Interest Rate that is an effective annual rate of interest and varies with the number of years in the Guaranteed Interest Period. A Guarantee Period begins on the date You allocate or transfer funds to a Guaranteed Interest Account and ends on the last calendar day of the month when the number of years in the Guaranteed Interest Period elected has elapsed. Once You have allocated or transferred an amount to a Guaranteed Interest Account with a specified duration the Guaranteed Interest Rate applicable for the specified duration will not change during that period.

The Guarantee Interest Periods We offer on the Date of Issue are shown in Your application. We may not offer all of those durations available to You on the Date of Issue in the future, but We always will offer a 1-year duration. We will credit Your allocation with the Guaranteed Interest Rate for the duration You select, as long as You do not surrender, withdraw, transfer, or annuitize amounts in the Guaranteed Interest Account before the end of the Guaranteed Interest Period.

If You keep the full amount in a Guaranteed Interest Account until the end of the Guaranteed Interest Period, the value of the amount will equal the amount You originally placed in the Guaranteed Interest Account increased by the Guaranteed Interest Rate, compounded annually, for that Guaranteed Interest Period. If You surrender, withdraw, transfer or annuitize amounts in the Guaranteed Interest Account before the end of the Guaranteed Interest Period, We will apply a Market Value Adjustment to the amount of the transaction being taken from the Guaranteed Interest Account.

Any Persistency Bonus amounts allocated to Fixed Account will be credited to, and will earn interest at the Guaranteed Interest Rate applicable to the Guaranteed Interest Accounts in which You have Policy Value at the Persistency Bonus Crediting Date on a pro-rata basis.

                                                                        ZADM0002


EXPIRATION AND RENEWAL OF INTEREST RATES IN THE GUARANTEED INTEREST ACCOUNTS

During the 30-day period following the end of a Guaranteed Interest Period, You may transfer the amount in the Guaranteed Interest Account to the Variable Account or to another Guaranteed Interest Account. No Market Value Adjustment will apply if You surrender, withdraw, transfer or annuitize the amounts in the Guaranteed Interest Account during the 30-day window. During the 30-day window at the end of a Guaranteed Interest Period, We will credit interest to the amounts in the Guaranteed Interest Account.

If We do not receive Written Notice from You during the 30-day window, We will automatically begin another Guaranteed Interest Period of the same duration as the previous Guaranteed Interest Period. If the same duration is not available, or if renewal of the same duration would continue the Policy beyond the Annuity Date, We will automatically begin a 1-year Guaranteed Interest Period on the first day after the end of the 30-day window. Your Policy Value in the Guaranteed Interest Account will earn interest at the Guaranteed Interest Rate that We have declared for that duration.

MARKET VALUE ADJUSTMENT

If You surrender, withdraw, transfer, or annuitize before the end of Guaranteed Interest Period longer than one year in duration, We will apply a Market Value Adjustment to the amount of that transaction that is taken from the Guaranteed Interest Account. A Market Value Adjustment will either increase or decrease the amount in the Guaranteed Interest Account. The Market Value Adjustment resets at the start of each Guaranteed Interest Period.

A Market Value Adjustment compares:

    1. the Guaranteed Interest Rate applied to the Guaranteed Interest Account being surrendered, withdrawn, transferred, or annuitized; with
    2. the current Guaranteed Interest Rate that We are crediting to a Guaranteed Interest Account with the same duration.

If a Guarantee Interest Account of equal duration is not being offered at such time, We will use the linear interpolation of the Guaranteed Interest Rates for the Guarantee Interest Accounts closest in duration that are available.

Any surrender, withdrawal, transfer, or annuitization of amounts from a Guaranteed Interest Account is subject to a Market Value Adjustment, unless:

    1. the effective date of the surrender, withdrawal, or transfer is within 30 days after the end of a Guaranteed Interest Period;
    2. the surrender, withdrawal or transfer is from the one year Guaranteed Interest Period; or
    3. the surrender, withdrawal or transfer is to provide death benefits, nursing home benefits, terminal illness benefits.

The Market Value Adjustment will be applied after deducting any transfer fees, but before deducting any surrender charges or taxes due. The Market Value Adjustment will never invade principal or reduce earnings on amounts allocated to the Fixed Account to less than 3% per year.

On the date the Market Value Adjustment is to be applied, one of the following will happen:

    1. If the Guaranteed Interest Rate We are crediting to Your Guaranteed Interest Account, less 0.5%, is less than the Guaranteed Interest Rate We currently are crediting to a new Guaranteed Interest Period of the same duration, then the Market Value Adjustment will be negative and will result in the payment of an amount that is less than the amount being surrendered, withdrawn, transferred, or annuitized.

                                                                        ZADM0002


    2. If the Guaranteed Interest Rate We are crediting to Your Guaranteed Interest Account is greater than 0.50% plus the Guaranteed Interest Rate We currently are crediting to new Guaranteed Interest Periods of the same duration, the Market Value Adjustment will be positive and will result in the payment of an amount greater than the amount being surrendered, withdrawn, transferred, or annuitized.

The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, or transferred by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as follows:

                                                              n/12
Market Value Adjustment Factor = Lesser of  (a)        (1 + i)
                                                 ---------------------     -- 1
                                                               n/12
                                                 (1 + r + .005)

                                    or      (b)   .05

where:

        "i" is the Guaranteed Interest Rate We currently are crediting to the amount You are surrendering, withdrawing, transferring, or annuitizing;

        "r" is the Guaranteed Interest Rate We currently are crediting to a new Guaranteed Interest Period of the same duration as the Guarantee Interest Account for which We are offering "i"; and

        "n" is the number of months remaining until the expiration of the Guaranteed Interest Period for the amount You are surrendering, withdrawing, transferring, or annuitizing.


                                  POLICY VALUES
--------------------------------------------------------------------------------

POLICY VALUE

The Policy Value is the sum of the value of amounts You have allocated to the Variable Account and to the Fixed Account.

VARIABLE ACCOUNT VALUE

"VARIABLE ACCOUNT VALUE" is the sum of the value of each Sub-account on a Valuation Date. Each Business Day, Sub-account values will change to reflect the investment performance of the underlying portfolios, Premium Payment payments We receive, full or partial withdrawals taken, transfers and charges assessed in connection with the Policy. We determine the value of each Sub-account at the end of each Business Day by multiplying the Unit Value of that Sub-account for the relevant Valuation Period by the number of Units of that Sub-account allocated to Your Policy. On the Policy Date, We convert the portion of Your initial premium (plus the Bonus Credit) allocated to the Sub-accounts into Units. Thereafter, We convert any amounts You allocate or transfer to the Sub-accounts (including the Persistency Bonus) into Units at the end of each Business Day.

We will process any amounts transferred or withdrawn (including any applicable surrender charge or premium tax assessed upon the withdrawn amounts) from a Sub-account by canceling Units. We also will cancel Units on the Annuity Date and on the date We receive Due Proof of Your death or the death of the Last Surviving Annuitant. We will determine the number of Units to be cancelled by dividing the dollar amount being removed from a Sub-account by the Unit Value for that Sub-account at the end of the Business Day during which We received Your request to transfer or withdraw.

                                                                        ZADM0002


FIXED ACCOUNT VALUE

The Fixed Account value before the Annuity Date equals:

    1. any Premium Payments, plus any portion of the Bonus Credit and Persistency Bonus, that are allocated to the Fixed Account; PLUS
    2.  any amounts transferred into the Fixed Account; PLUS
    3. any guaranteed interest credited on amounts held in the Fixed Account; MINUS
    4. any charges imposed on amounts in the Fixed Account in accordance with the terms of the Policy.

CASH SURRENDER VALUE

The Cash Surrender Value is:

    1.  the Policy Value; MINUS
    2.  any applicable surrender charge; plus or minus
    3.  any Market Value Adjustment; minus;
    4.  any premium taxes not previously deducted.

The Cash Surrender Value may be more or less than that total of all Premium Payments You paid into the Policy.

PARTIAL WITHDRAWALS

You may withdraw part of the Cash Surrender Value at any time before the earlier of the death of the Last Surviving Annuitant or the Annuity Date, subject to the following:

    1.  the minimum amount You may withdraw is $250;
    2. the maximum amount You may withdraw is the amount that would leave a Cash Surrender Value of $ 5,000; and
    3. if a partial withdrawal request would reduce the amount in a Sub-account or a Guaranteed Interest Account below $500, We will treat it as a request for a full withdrawal of the amount in that Sub-account or Guaranteed Interest Account.

We will withdraw the amount You request as of the Business Day on which We receive Your request at Our Administrative Office, provided that We receive Your request before 4:00 p.m. Eastern Time. If We receive Your request for a partial withdrawal at the Administrative Office after 4:00 p.m. Eastern Time, We will make the withdrawal as of the next Business Day. We will deduct any applicable surrender charge and premium tax from the amount of Your withdrawal request.

You may specify the amount to be withdrawn from certain Sub-accounts or Guaranteed Interest Accounts. If You do not provide this information to Us, We will withdraw proportionately from the Sub-accounts and the Guaranteed Interest Accounts in which You are invested. If You do provide this information to Us, but the amount in the designated Sub-accounts and/or Guaranteed Interest Accounts is inadequate to comply with Your withdrawal request, We will first withdraw from the specified Sub-accounts and the Guaranteed Interest Accounts. The remaining balance will be withdrawn proportionately from the other Sub-accounts and Guaranteed Interest Accounts in which You have value.

                                                                        ZADM0002


SURRENDER CHARGE

We may deduct a surrender charge if You withdraw all or part of Your Policy Value. A surrender charge also may be applied to the proceeds paid on the Annuity Date, unless Payment Option 1 is chosen. This charge reimburses Us for expenses relating to the sale of the Policy, including broker-dealer compensation, printing sales literature, advertising costs, and costs of crediting a Bonus Credit, Persistency Bonus and Annuitization Bonus.

The amount withdrawn is first taken from any investment earnings in the Variable Account and interest earned in the Fixed Account available at the time the request is made, then from premiums starting with the oldest premium paid. We calculate the surrender charge as a percentage applied against the premium being withdrawn from the date You made such Premium Payment. The surrender charge will vary, depending on the number of years since You paid the Premium Payment, as shown in the following chart.

        Policy Years Since                          Surrender
        Premium Was Paid                            Charge
        ----------------                            ------
                 1                                  8%
                 2                                  8%
                 3                                  7%
                 4                                  7%
                 5                                  6%
                 6                                  5%
                 7                                  4%
                 8                                  3%
                 Greater than 8                     None

Any surrender charge will be deducted from the amount You request to be withdrawn.

A withdrawal amount free of surrender charges is permitted once each Policy Year. This is called the Free Withdrawal Amount. The Free Withdrawal Amount in any single Policy Year is equal to the greater of:

    1. 100% of investment earnings in the Sub-accounts PLUS 100% of interest earned in the Fixed Account; PLUS
    2. 10% of total Premium Payments paid up to the date of the withdrawal request minus any Premium Payments previously withdrawn.

If the amount of any withdrawal You request is less than the maximum Free Withdrawal Amount for that Policy Year then another Free Withdrawal Amount will not be available until the next Policy Year. The Free Withdrawal Amount in any Policy Year will be calculated without regard to any previous year's Free Withdrawal Amount that was not taken.

The Bonus Credit and the Persistency Bonus are subject to surrender charges. A Market Value Adjustment may apply to interest earned in the Fixed Account.

WAIVER OF SURRENDER CHARGE

When the Policy has been in effect for 1 year, surrender charges and any applicable Market Value Adjustment will be waived on any partial withdrawal or surrender after You provide Us written evidence, satisfactory to Us and signed by a qualified physician, that:

    1.  You are terminally ill, provided:

                                                                        ZADM0002


        (a) Your life expectancy is not more than 12 months, given the severity and nature of the terminal illness; and
        (b) the diagnosis of the terminal illness was made after the Policy Date of this Policy.

                                       OR

    2. You are or have been confined to a hospital, nursing home or long-term care facility for at least 90 consecutive days, provided:

        (a) confinement is for medically necessary reasons at the recommendation of a physician;
        (b) the hospital, nursing home or long-term care facility is licensed or otherwise recognized and operating as such by the proper authority in the state where it is located, the Joint Commission on Accreditation of Hospitals or Medicare and satisfactory evidence of such status is provided to Us; and
        (c) the withdrawal or surrender request is received by Us no later than 91 days after the last day of Your confinement.

This provision is not available if any Owner is 81 years of age or older on the Policy Date.

MORTALITY AND EXPENSE RISK CHARGE

The mortality and expense risk charge is to compensate Us for the risk We assume that mortality, expenses and other costs of providing Your policy will be greater than estimated. Before the Annuity Date, We deduct a mortality and expense risk charge each day from Your value in the Sub-accounts at an annual rate shown in the Policy Details. The expense and mortality results will not adversely affect dollar amounts of benefits.

DAILY ADMINISTRATION FEE

Before the Annuity Date, We deduct a daily administration fee from Your value in the Sub-accounts at the annual rate shown in the Policy Details.

BASIS OF VALUES

Any paid up surrender or death benefits that may be available are at least equal to the minimum required by law in the state in which this Policy is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this Policy is delivered.


                                    TRANSFERS
--------------------------------------------------------------------------------

TRANSFER PRIVILEGE

Before the Annuity Date, You may transfer all or a part of an amount in a Sub-account(s) to another Sub-account(s) or to a Guaranteed Interest Account. You also may transfer an amount in a Guaranteed Interest Account to a Sub-account(s) or another Guaranteed Interest Account. Transfers are subject to the following restrictions:

    1.  transfers must be at least $250;

    2. a transfer request that would reduce the amount in that Sub-account or Guaranteed Interest Account below $500 will be treated as a transfer request for the entire amount in that Sub-account or Guaranteed Interest Account; and

                                                                        ZADM0002


    3. transfers from the Guaranteed Interest Accounts, except from the 1-year Guaranteed Interest Account, may be subject to an Market Value Adjustment.

We accept transfer instructions in writing, via facsimile, or by telephone if You have completed Our administrative form or initialed the authorization box on Your application. We will make all transfers as of the Business Day on which We receive Your request at Our Administrative Office before the close of Our Business Day, which is 4:00 p.m. Eastern Time. The transfer will be processed based on the Unit Values determined at the end of the Business Day on which We receive Your request. If We receive Your request after the close of Our Business Day, We will make the transfer as of the next Business Day.

Excessive trading (including short-term "market timing" trading) may adversely affect the performance of the Sub-accounts. If a pattern of excessive trading by an Owner or the Owner's agent develops, We reserve the right not to process the transfer request. If Your request is not processed, it will not be counted as a transfer for purposes of determining the number of free transfers executed.

TRANSFER PROCESSING FEE

There is no limit to the number of transfers that You can make between Sub-accounts or the Guaranteed Interest Accounts. The first 12 transfers during each Policy Year are free. We assess a $25 transfer fee for the 13th and each additional transfer in a Policy Year. We will consider a transfer request--including mailed, faxed and telephone requests--to be one transfer, regardless of the number of Sub-accounts or Guaranteed Interest Accounts affected by the transfer. The processing fee will be charged proportionately to the receiving Sub-account(s) and/or Guaranteed Interest Accounts.


                               PAYMENT OF PROCEEDS
--------------------------------------------------------------------------------

PROCEEDS

The Policy ends when We pay the proceeds. Proceeds means the amount We will pay when the first of the following events occurs:

    1.  the Annuity Date;
    2.  the Policy is surrendered;
    3.  We receive Due Proof of Death of any Owner and payment instructions;
    4. We receive Due Proof of Death of the Last Surviving Annuitant and payment instructions.

We will deduct any applicable premium tax from the proceeds, unless We deducted the tax from the premiums when paid.

If death of a person who is an Annuitant or an Owner occurs before the Annuity Date, proceeds are paid in one of the following ways:

    1.  lump sum;
    2.  as an annuity; or
    3.  by a mutually agreed upon payment option.

This Proceeds provision shall, in all events, be construed in a manner consistent with section 72(s) of the Code of 1986, as amended. If anything in the Policy conflicts with the provisions of section 72(s), section 72(s) will control.

                                                                        ZADM0002


PROCEEDS ON ANNUITY DATE

We generally apply the Cash Surrender Value (plus the Annuitization Bonus if You have been in the Policy for at least one year) to Payment Option 1: Life Income with Payments for 10 Years Certain. However, if You have an election on file at Our Administrative Office to receive another mutually agreed upon payment option (Payment Option 2), We will honor that election.

PROCEEDS ON SURRENDER

You may withdraw some or all of Your Policy Value during the Accumulation Period. We must receive a properly completed withdrawal request that contains Your original signature. You must submit the Policy along with a written request when taking a full surrender.

A surrender may have adverse tax consequences for You. You may have to pay federal income taxes on any money withdrawn. If You take a withdrawal before age 59 1/2, a federal penalty tax may apply.

Access to amounts in a Qualified Policy may be restricted or prohibited. Your right to make full or partial withdrawals of Policy Value is subject to any restriction imposed by applicable law or employee benefit plans.

Before taking a withdrawal or surrendering Your Policy Value, You should consult Your tax advisor.

We will pay any amounts withdrawn from the Sub-accounts in seven days. We may suspend or postpone payment from the Fixed Account under certain conditions.

PROCEEDS ON DEATH OF THE LAST SURVIVING ANNUITANT BEFORE ANNUITY DATE (THE DEATH BENEFIT)

If the Last Surviving Annuitant dies before the Annuity Date, We will pay the Beneficiary a Death Benefit. If We receive Due Proof of Death during the first five Policy Years, the Death Benefit is the greater of:

    a. the premiums paid, less any partial withdrawals, surrender charges, and premium taxes due, and adjusted for any Market Value Adjustment; or
    b. the Policy Value on the date We receive Due Proof of Death and the Beneficiary's payment instructions..

If We receive Due Proof of Death after the first five Policy Years, the Death Benefit is the greatest of:

    1.  "(a)" above;
    2.  "(b)" above; or
    3. the highest Policy Value on any 5 Year Policy Anniversary occurring before the date We receive Due Proof Death and the Beneficiary's payment instructions. This value will be adjusted for any partial withdrawals, surrender charges, taxes due, premiums paid, and Persistency Bonuses credited, since the end of the most recent 5 Year Policy Anniversary. The 5 Year Policy Anniversaries (i.e., 5, 10, 15, 20, etc.) are measured from the Policy Date.

If on the Policy Date any Annuitant has reached age 81, the death benefit is the greater of items (i) or (ii) above.

If You are the Last Surviving Annuitant who dies before the Annuity Date, the Death Benefit must be distributed pursuant to the rules set forth below in "Proceeds on Death of Any Owner."

                                                                        ZADM0002


PROCEEDS ON DEATH OF ANY OWNER

If any Owner dies before the Annuity Date, the following rules apply.

    1. If You (the deceased Owner) were not the Last Surviving Annuitant and We receive Due Proof of Your death before the Annuity Date, We will pay the Beneficiary the Cash Surrender Value as of the date We receive Due Proof of Your death and the Beneficiary's payment instructions.
    2. If You were the Last Surviving Annuitant and We receive Due Proof of Your death before the Annuity Date, We will pay the Beneficiary the Death Benefit described in "Proceeds on the Death of Last Surviving Annuitant Before Annuity Date."
    3. Federal tax law requires that, regardless of whether You were the Last Surviving Annuitant, the entire interest in the Policy will be distributed to the Beneficiary:

        (a) within five years of Your death; or
        (b) over the life of the Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, with payments beginning within one year of Your death.

However, if Your spouse is the sole Beneficiary at the time of Your death, Your spouse may elect to continue the Policy. If this occurs and You were the only Annuitant, Your spouse will become the Annuitant.

If any Owner dies on or after the Annuity Date but before all proceeds payable under the Policy have been distributed, We will continue payments to the designated payee (or, if the deceased Owner was the Annuitant, to the Beneficiary) under the payment option in effect on the date of the deceased Owner's death.

For purposes of this section, if any Owner is not an individual, the death or change of any Annuitant will be treated as the death of an Owner.

This section shall, in all events, be construed in a manner consistent with section 72(s) of the Internal Revenue Code of 1986, as amended. If anything in this Policy conflicts with the provisions of section 72(s). section 72(s) shall control.

INTEREST ON PROCEEDS

We will pay interest on proceeds if We do not pay the proceeds in a single sum or begin paying the proceeds under a payment option:

    1.  within 30 days after the proceeds become payable; or
    2. within the time required by the applicable jurisdiction, if less than 30 days.

This interest will accrue from the date the proceeds become payable to the date of payment, but not for more than one year, at an annual rate of 3%, or at the rate and for the time required by law, if greater.

POSTPONEMENT OF PAYMENT

We will usually pay any surrender, partial withdrawal or death benefit within seven calendar days after We receive all required information at Our Administrative Office. However, We may suspend or postpone payments during any period when:

    1. the New York Stock Exchange is closed, other than customary weekend and holiday closings;
    2. trading on the New York Stock Exchange is restricted as determined by the SEC;
    3. the SEC, by an order, permits the postponement for the protection of Owners; or

                                                                        ZADM0002


    4. the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of the value of the Variable Account's net assets not reasonably practicable.

We may defer payment of any partial withdrawal, cash surrender, or transfer from the Fixed Account for up to six months from the date We receive Your Written Notice for a withdrawal, surrender or transfer.


                                 PAYMENT OPTIONS
--------------------------------------------------------------------------------
When the payout period begins, the Annuitant will receive a steady stream of annuity payments from the money You have accumulated under Your Policy. The Policy will end and the payout period will begin on the Annuity Date. We require the surrender of Your Policy so that We may issue a supplemental policy for the applicable payment option. The supplemental policy will name who will receive the annuity payments and describe when the annuity payments will be made.

We will use the Cash Surrender Value on the Annuity Date to calculate the annuity payments under the payment option You select. If You have owned the Policy for one year, We will add an Annuitization Bonus equal to 1% of the Cash Surrender Value to the amount We use to calculate the annuity payments.

The amount of each annuity payment will vary according to the frequency of the annuity payments and the length of the period during which We make the annuity payments.

ELECTION OF PAYMENT OPTIONS

You may elect, revoke or change a payment option at any time before the Annuity Date and while the Annuitant(s) is living. If an election is not in effect at the Last Surviving Annuitant's death, or if payment is to be made in one lump sum under an existing election, the Beneficiary may elect one of the options, provided that the election is made within one year of the death of the Last Surviving Annuitant and before any annuity payment has been made.

You may elect, change or revoke Your choice of payment option by sending a Written Notice, accompanied by the written consent of any irrevocable Beneficiary or assignee, to Our Administrative Office at least 30 days before the Annuity Date.

You may not elect an option, and We will pay the proceeds in one lump sum, if either of the following conditions exists:

    1.  the amount to be applied under the option is less than $1,000; or
    2.  any periodic payment under the election would be less than $ 100.

PAYMENT OPTION 1: LIFE INCOME WITH PAYMENTS FOR 10 YEARS CERTAIN

We will pay the proceeds in equal amounts each month, quarter, or year during the Annuitant's lifetime or for 10 years, whichever is longer. The amount of each payment will be determined from the Table of Payment on Basis of $1,000 Net Proceeds (see Table of Payments on Basis of $1,000 Net Proceeds), using the Annuitant's age. Age will be determined from the birthday nearest to the due date of the first payment.

If, when the payee of the annuity payments dies, We have made annuity payments for fewer than 10 years, We will continue to make annuity payments to the successor payee for the remainder of the 10-year period.

                                                                        ZADM0002


PAYMENT OPTION 2: MUTUAL AGREEMENT

We will pay the proceeds according to other terms, if those terms are agreed upon by You and Us.

AGE AND SURVIVAL OF PAYEE

We have the right to require proof of date of birth and sex of any payee before making any payment. When any payment depends on the payee's survival, We will have the right, before making the payment, to require proof satisfactory to Us that the payee is alive.

MISSTATEMENT OF AGE OR SEX

If the age or sex of any payee has been misstated, We will pay the amount that the proceeds would have purchased at the correct age or for the correct sex.

If We make an overpayment because of an error in age or sex, the overpayment plus interest at 3% compounded annually will be a debt against the Policy. If the debt is not repaid, future payments will be reduced accordingly.

If We make an underpayment because of an error in age or sex, any annuity payments will be recalculated at the correct age or sex, and future payments will be adjusted. The underpayment with interest at 3% compounded annually will be paid in a single sum.

                                                                        ZADM0002


                TABLE OF PAYMENTS ON BASIS OF $1,000 NET PROCEEDS


                 OPTION 1 - LIFE INCOME WITH 10 YEARS GUARANTEED

        AGE                       MONTHLY                     AGE                    MONTHLY

         25                         2.76                       65                      4.55
         30                         2.84                       66                      4.66
         35                         2.94                       67                      4.78
         40                         3.07                       68                      4.91
         45                         3.23                       69                      5.04
         46                         3.27                       70                      5.19
         47                         3.31                       71                      5.34
         48                         3.35                       72                      5.50
         49                         3.40                       73                      5.66
         50                         3.44                       74                      5.84
         51                         3.49                       75                      6.02
         52                         3.54                       76                      6.21
         53                         3.60                       77                      6.41
         54                         3.66                       78                      6.64
         55                         3.72                       79                      6.81
         56                         3.78                       80                      7.02
         57                         3.85                       81                      7.23
         58                         3.92                       82                      7.44
         59                         3.99                       83                      7.64
         60                         4.07                       84                      7.84
         61                         4.16                       85                      8.03
         62                         4.25                       86                      8.21
         63                         4.34                       87                      8.38
         64                         4.44                       88                      8.54


The Table is based on the following assumptions: 1983(a) Projection G, 100% female, YOP = 2001, Interest = 3%, and 3% Load. The monthly payment for ages not shown in the Table will be calculated on the same basis as these shown and will be quoted on request.

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                LANSING, MICHIGAN

      ADMINISTRATIVE OFFICE: 6201 POWERS FERRY ROAD N.W. ATLANTA, GA 30339

             MAILING ADDRESS: P.O. BOX 105662 ATLANTA, GA 30348-5662














                                VARIFUND PLUS(R)
                   FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
        Flexible premium as stated in the Additional Premium Provision.
 Accumulation benefits and values are variable, except for amounts in the Fixed
                                    Account.
  Guaranteed Interest Accounts in the Fixed Account may be subject to a Market
                               Value Adjustment.
       After the Annuity Date, payment options are on a guaranteed basis.
  Death Benefit payable upon death of the Last Surviving Annuitant before the
                                 Annuity Date.
                Non-participating - Not eligible for dividends.